CLOSING AGREEMENT


         This Closing Agreement is entered into as of the 30th day of September, 1996, between M.D.C. Holdings, Inc., a Delaware corporation (the "Company"), and Spencer I. Browne ("Browne").

                                    RECITALS

         1. The Company, MDC Sub, Old FAMC, FAMC and Browne entered into an Agreement dated as of April 1, 1996 (the "Agreement") pertaining to the formation of FAMC and the contribution of property and cash to FAMC in exchange for membership interests therein, the purchase by the Company from Browne of certain shares of Common Stock of the Company, and certain other matters. Unless otherwise defined or specified herein, capitalized terms have the meanings ascribed to such terms in the Agreement.

         2. In connection with the Agreement, Browne entered into an Employment Agreement dated as of April 1, 1996 with the Company (the "Employment Agreement") pursuant to which Browne agreed to serve as President and Chief Executive Officer of FAMC.

         3. Under the Agreement, the Company holds an option to purchase from Browne all of the FAMC Interest at the Put/Call Price upon a Change in Control (as defined in the Employment Agreement).

         4. Effective as of September 6, 1996, FAM Acquisition LLC ("CLLC"), MDC, Old FAMC and MDC Sub entered into an Acquisition Agreement (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, Old FAMC and MDC Sub agreed, among other things, to convey to CLLC all of their equity interest in FAMC, and to cause FAMC to acquire Browne's 20% equity interest in FAMC pursuant to certain put/call provisions of the Agreement.

         5. As of the date of this Agreement, a Change in Control of FAMC has occurred. As a result of the Change in Control, the Employment Agreement is terminated effective as of the date hereof (the "Termination Date"), and the parties desire to confirm the obligations of the Company to Browne and the rights of Browne under the Employment Agreement in connection with such termination.

         6. The Company, in connection with the termination of Browne's employment under the Employment Agreement, has agreed to afford Browne the right to cause the Company to purchase from Browne 147,500 shares of the Company's common stock, $.01 par value ("Common Stock"), owned by Browne and, if permitted by the terms of the MDC Employees' 401(k) Plan (the "401(k) Plan") and applicable law, 5,681 shares of Common Stock held by or for the account of Browne in the 401(k) Plan (collectively, the "MDC Shares").

         7. The Company has agreed to afford Browne the right to cause the Company to acquire all of the options which, upon a Change in Control of FAMC, may be exercised into

500,000 shares of Common Stock to the extent not previously exercised by Browne (the "Options") held by him under the Company's Non-Qualified Stock Option Plan and Employee Equity Incentive Plan (the "Plans"), subject to the terms and conditions set forth herein.

         8. The parties further desire to enter into certain additional agreements and to enter into mutual releases.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Closing. The closing of the transactions contemplated by thi Closing Agreement (the "Closing") shall take place on September 30, 1996 at 9:00 a.m. at the office of the Company on 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237 (the "Closing Date"), or at such other date and time as may be agreed to by the parties.

                  At the Closing:

                  (a) Browne, at his option, may elect, by notice given to the Company at the Closing, to sell and the Company shall purchase, the MDC Shares at a purchase price per share equal to the average closing sale price of the Common Stock during the ten trading days ending on the trading day immediately preceding the Closing Date less $.25 per share (the "MDC Stock Purchase Price"). Payment for the MDC Shares shall be made against delivery of such shares on or before the close of business on the third business day following the Closing Date;

                  (b) The Company shall pay Browne his Base Salary (as defined in Section 3(b) of the Employment Agreement) through the Termination Date;

                  (c) The Company shall pay Browne a lump sum payment of $1,220,000 pursuant to Section 4(f)(i) of the Employment Agreement;

                  (d) The Company shall pay Browne $5,000 in connection with tax planning and/or tax preparation services pursuant to Section 3(h)(ii) of the Employment Agreement;

                  (e) The Company shall pay Browne $1,000 for an annual physical exam pursuant to Section 3(h)(iii) of the Employment Agreement;

                  (f) The Company shall pay Browne $25,000, representing four weeks' vacation pay, in lieu of the four weeks' vacation allotted to Browne pursuant to Section 3(h)(vii) of the Employment Agreement;

                  (g) The Company shall pay Browne all expense reimbursements through Termination to which Browne is entitled under Section 3(f) of the Employment Agreement net of unpaid expenses owed by Browne to the Company. If such amounts cannot be determined
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

finally by September 30, 1996, the expense reimbursement shall be paid to Browne within ten days after they are so determined; and

                  (h) Browne will sell and MDC will cause FAMC to purchase Browne's 20% equity interest in FAMC in accordance with the terms of Sections 4(c) and 4(d) of the Agreement. The Note and Pledge Agreement shall be canceled and returned to Browne, FAMC will pay Browne $400,000 less accrued interest on the Note plus the estimated balance on the Put/Call Price, and final adjustments to the Put/Call Price will be paid to Browne by FAMC or paid by Browne to FAMC on or before November 30, 1996.

         2. Continuation of Medical Insurance Benefits. From the Termination Date through September 30, 1998, the Company shall pay for and make available to Browne and his dependents medical insurance which provides coverage and benefits that are comparable to coverage that the Company provides as of the Termination Date; provided that such coverage is available and the cost of such coverage does not exceed the cost currently paid by the Company plus 20%.

         3. Executive Officer Performance Based Compensation Plan Bonus. The Company shall pay Browne twenty-five percent (25%) of the amount of the bonus determined to be payable to a Covered Employee (as defined in the Company's Executive Officer Performance Based Compensation Plan) in accordance with such plan for the 1996 calendar year at such time as such bonus is paid to other Covered Employees, not later than April 1, 1997.

         4. Annual Incentive Compensation. The Company shall pay Browne at the Closing an estimate of an amount equal to 15% of the Pre-Tax Net Income (as defined in Section 3(c) of the Employment Agreement) of FAMC for the period beginning on April 1, 1996 and ending on the Termination Date, with final adjustment of such amount to be paid to Browne by the Company, or paid by Browne to the Company, on or prior to November 30, 1996.

         5. Pre-Tax Net Income. The Company shall pay Browne, as soon as practicable after the Closing and prior to October 31, 1996, an amount equal to ten percent (10%) of the Pre-Tax Net Income from the remaining CMO subsidiaries of the Company, earned from April 1, 1996 through the Termination Date.

         6. Acquisition of Options. On or before October 31, 1996, Browne shall have the right to cause the Company to acquire all, but not less than all, of the Options. The acquisition price for such Options shall be equal to the difference between the MDC Stock Purchase Price and the exercise price of each Option. The Company shall pay the aggregate acquisition price to Browne on or before the close of business on the third business day following receipt by the Company of notice of Browne's election to cause the Company to acquire his Options pursuant to this paragraph, and Browne shall deliver to the Company an assignment or such other documents as the Company may require to evidence assignment and surrender of the Options. If Browne does not elect to exercise his right under this paragraph, the Options shall be deemed to be vested and his rights with respect to the Options shall continue to be governed by the plans and agreements with respect thereto.


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


         7. Withholding Requirements. All of the payments to Browne hereunder shall be net of applicable withholding taxes that are required by law to be withheld.

         8. Indemnification.

                  (a) The Company has indemnified and shall continue to indemnify Browne for and hold him harmless from any action, demand, claims, liabilities or damages and associated expenses (including attorneys' fees) arising out of or in connection with his conduct, acts or omissions in his capacity as an officer, director and/or employee of the Company, including its subsidiaries and affiliates, and any other entity for which Browne serves or has served in such capacity for the benefit of or at the request of the Company through the Termination Date, and shall advance or pay on a current basis defense expenses (including attorneys' fees and costs) reasonably incurred by Browne in connection with any such action, demand, claims, liabilities or damages, all to the fullest extent permitted by applicable law.

                  (b) The Company shall continue to procure insurance policies which continue executive liability and indemnification insurance coverage for Browne to the same extent and providing limited liability, deductibles and exclusions as are provided for the Company's principal executive officers and outside directors. The covenants contained in this clause (b) shall continue in effect through September 30, 2003.

         9. Turnover of Records. On or before October 31, 1996, Browne shall deliver to the Company all Company records, materials and information in his possession, custody or control (or which he has provided to his representatives), including all copies thereof, which relate to the business of the Company, FAMC, AIC or CAI, except copies of Forms 10-K, 10-Q, proxies, annual and quarterly reports to stockholders and other publicly available documents and reports filed with public agencies. In the event Browne locates or otherwise comes into possession of Company information on property after the date of this Agreement, he shall promptly deliver such information promptly.

         10. Employment Agreement Covenants. The covenants of Browne contained in Section 5 of the Employment Agreement are incorporated herein by reference verbatim and shall survive termination of the Employment Agreement in accordance with the terms of this Closing Agreement.

         11. Mutual Releases. At the Closing, the Company and Browne shall execute mutual releases in the forms attached to this Closing Agreement (the "Releases").

         12. Conditions to Post-Termination Payments. Payments to Browne of any amounts due him after the Closing Date in accordance with this Closing Agreement (including without limitation payments under Sections 3, 4 and 5 hereof) shall be subject to the condition that Browne is not in breach of (i) any of the provisions of this Closing Agreement or his Release.

         13. Representations and Warranties of the Company. The Company represents and warrants to Browne as follows:

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to execute, carry out and perform the provisions of the transactions set forth in this Agreement and the Release;

                  (b) The execution, delivery and performance by the Company of this Agreement and the Release have been duly authorized by the Company as evidenced by the execution of this Agreement and the Release by an officer of the Company;

                  (c) Neither the execution, delivery, performance of, or compliance with, this Agreement and the Release will result in any breach or violation of, or be in conflict with or constitute a default under, any mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule, regulation or restriction by which the Company is bound or affected;

                  (d) No consent, authorization, approval, permit, order of, or registration or filing by, the Company with any governmental or regulatory authority or any other person will be required in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, except for routine filings or notifications with the United States Securities and Exchange Commission (the "Commission") and/or the New York Stock Exchange, Inc. and The Pacific Stock Exchange Incorporated;

                  (e) No person, as a result of any action by the Company in connection with the transactions set forth in this Agreement, has or will have, to the best of the Company's knowledge, any right, interest or claim against or upon the Company or Browne for any commission, fee or any other compensation as a finder or broker or for acting in any similar capacity;

                  (f) The Company, as the issuer of the MDC Shares and the Options, has available to it all information which it deems necessary and advisable in connection with its decision to purchase the MDC Shares and the Options and has no intention of disposing of the MDC Shares or the Options except in accordance with applicable law;

                  (g) The Company has not omitted to disclose to Browne or misrepresented to Browne any material fact known to its senior management relating to its purchase of the MDC Shares or the Options or the transactions contemplated by this Agreement; and

                  (h) The Company has no reason to believe that any of the representations and warranties of Browne herein are inaccurate.

         14. Representations and Warranties of Browne. Browne represents and warrants to the Company as follows:

                  (a) Browne has all requisite power and authority to enter into this Agreement and the Release to sell the MDC Shares and the Options;

                  (b) This Agreement and the Release have been duly executed and delivered by Browne;

                  (c) Neither the execution, delivery, performance of, or compliance with, this Agreement or the Release will result in any breach or violation of, or be in conflict with or constitute a default under, any mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule, regulation or restriction by which Browne is bound or affected;

                  (d) No consent, authorization, approval, permit, order of, or registration or filing by Browne with any governmental regulatory authority or any other person who is or will be required in connection with the execution and delivery of this Agreement or the Release, or the sale to the Company of the MDC Shares or the Options except for routine filings with the commission and/or the New York Stock Exchange, Inc. and the Pacific Stock Exchange Incorporated;

                  (e) At the time of sale to the Company of the MDC Shares and the Options, Browne will have good and marketable title to the MDC Shares and the Options which are sold, free and clear of any liens, charges, encumbrances or claims of any nature whatsoever, and upon consummation of the transactions referenced in Section 1(a) or 6, the Company shall receive good and marketable title to the MDC Shares or Options, as the case may be, free and clear of any liens, charges, encumbrances or claims of any nature whatsoever;

                  (f) No person, as a result of any action by Browne, in connection with the transactions set forth in this Agreement, has or will have, to the best of Browne's knowledge, any right, interest or claim against or upon the Company for any commission, fee or other compensation as a finder or broker, or for acting in any similar capacity;

                  (g) By reason of Browne's employment relationship with the Company and its affiliates and his experience in financial and business matters in general, he is capable of evaluating the transactions regarding the MDC Shares and the Options contemplated hereby;

                  (h) If Browne elects to sell the MDC Shares or the Options, Browne acknowledges that he has been furnished with all information relating to the Company and its prospects as he has requested, and has had the opportunity to ask all questions and receive all answers as he has requested;

                  (i) If Browne elects to sell the MDC Shares or the Options, Browne acknowledges that he has been afforded access to all documents, books, accounts and records relating to the Company and has performed all investigations, which he has deemed necessary and advisable in connection with his decision to elect whether to sell to the Company the MDC Shares and the Options;

                  (j) Browne has not omitted to disclose or misrepresented any material fact known to him relating to his sale of the MDC Shares and the Options; and

                  (k) Browne has no reason to believe that any of the representations and warranties of the Company herein are inaccurate.


         15. Survival. The respective representations, warranties and agreements of the parties contained in this Closing Agreement shall survive the Closing and shall remain in full force and effect until September 30, 1998; provided that
(a) the agreements of the Company contained in Section 8(a) shall survive indefinitely and (b) the agreements of the Company contained in Section 8(b) shall survive until September 30, 2003.

         16. Miscellaneous.

                  (a) This Closing Agreement and the attached Releases supersede all prior agreements and understandings between the parties with respect to the subject matter hereof, including the Employment Agreement, except as otherwise specifically set forth herein and except for Browne's notes and pledge agreements delivered to the Company in connection with the Company's Executive Option Purchase Program, which notes and pledge agreements shall remain in full force and effect; and

                  (b) No modification, termination or attempted waiver shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

         17. Notices. Any notice, consent or other communication made given in connection with this Closing Agreement shall be in writing and shall be deemed to have been duly given when delivery by hand or by United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a party may specify by notice to the other.

                  TO BROWNE:

                  Spencer I. Browne
                  1660 Holly Street
                  Denver, CO  80220

                  TO THE COMPANY:

                  M.D.C. Holdings, Inc.
                  3600 South Yosemite Street, Suite 900

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


                  Denver, Colorado  80237
                  Attention:  General Counsel

         18. Governing Law. This Closing Agreement shall be governed by and construed according to the laws of the State of Colorado. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules, and judgment on the award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. All parties expressly agree that costs and attorneys' fees related to any such arbitration shall be awarded to the prevailing party. Any arbitration commenced pursuant to this paragraph shall be conducted in the Denver metropolitan area, State of Colorado.

         19. Captions and Paragraph Headings. Captions and paragraph headings used herein are for the convenience of the parties, are not a part of this Closing Agreement and shall not be used in construing it.

         20. Gender; Plural. Where necessary or appropriate the meaning thereof, the use of the singular and plural shall be deemed to include each other, and the use of any gender shall be deemed to include any other gender where appropriate to the meaning hereof.

         IN WITNESS WHEREOF the parties have executed this Closing Agreement on the day and year first set forth above.

                                             M.D.C. HOLDINGS, INC.



                                             By:
                                                -------------------------------
                                                Michael Touff, Vice President




                                                -------------------------------
                                                Spencer I. Browne



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